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                                                                   EXHIBIT 10.20


                                 LOAN AGREEMENT
                             AS OF: JANUARY 3, 1994


Carter Hawley Hale Stores, Inc. ("CHH") hereby agrees to make a loan to Robert
J. Lambert ("RJL") in the principal amount of $100,000 ("Loan Amount") to provide RJL funds to purchase a Southern California residence in connection with his relocation from Massachusetts.

1) The Loan Amount shall be interest free and the principal shall be forgiven (or deemed repaid) at the rate of$2,777.77 per month for so long as RJL remains actively employed at CHH.

2) In the event RJL's employment with CHH ceases involuntarily, the portion of the Loan Amount then outstanding ("Loan Balance") shall be forgiven in full.

3) In the event RJL voluntarily terminates his employment with CHH, the Loan Balance shall begin to accrue interest at the "prime rate" as announced by the Wall Street Journal and the Loan Balance plus accrued interest shall be due and payable not more than 60 days after the termination date.

4) For so long as RJL remains actively employed, all income tax consequences to RJL related to the loan's being interest free and/or being deemed repaid pursuant to Section 1 above, shall be grossed up so the State and Federal income tax effects to RJL net to zero.

Our signatures below acknowledge our agreement to these term and that the Loan Amount has been funded to RJL.

CARTER HAWLEY HALE STORES, INC.


By: /s/ David L. Dworkin                     By: /s/ Robert J. Lambert
   ---------------------                        -----------------------
   David L. Dworkin                              Robert J. Lambert
   President & CEO                               Executive Vice President

3880 North Mission Road
Los Angeles, CA 90031